Pacific Premier Bancorp, Inc.
Q1 2022 Earnings Conference Call
Tuesday, April 26, 2022, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steven R. Gardner – Chairman, President and Chief Executive Officer Ronald Nicolas – Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day and welcome to the Pacific Premier First Quarter 2022 Earnings Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing star (*), then zero (0). After today's presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note this event is being recorded. I would now like to turn the conference over to Steve Gardner, Chairman and CEO. Please go ahead.

Steven R. Gardner
Thank you, operator. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the first quarter of 2022. We have also published an updated Investor Presentation that has additional information on our financial performance. If you have not done so already, we would encourage you to visit our Investor Relations website to download a copy of the presentation.

In terms of our call today, I will walk through some of the notable items, Ron Nicolas, our CFO, will review a few of the financial details and then we'll open up the call to questions. I note that in our earnings release and investor presentation, we have our safe harbor statement relative to the forward-looking comments, and I would encourage all of you to read through those carefully. Overall, we delivered solid financial performance in the first quarter, driven by strong loan and deposit production that generated net income of $66.9 million or $0.70 per share.

The quarter's results are reflective of our disciplined approach to the growing capabilities of our teams and the benefits of our technology-driven growth strategy. Notwithstanding our strong performance in the past quarter, we are mindful that the macroeconomic dynamics and global geopolitical headwinds introduced a new level of uncertainty that must be managed prudently. Although it's typical to see some level of production seasonality at the beginning of the year, our bankers were able to generate nearly $1.5 billion in new loan commitments.

Essentially the same level as the prior quarter, which reflects our focus on consistent business development that results in new client acquisition and expanding existing relationships that meet our high credit standards. Given the deep and talented teams we have built and the expertise we have developed, we had well-balanced production in the first quarter across all of our lending segments. Commercial line utilization rates increased as our business clients responded to the higher levels of activity they are seeing as the economy expanded and moved beyond the pandemic's impacts.

During the first quarter, the average utilization rate on commercial lines of credit increased to 39.5% from 35.2% last quarter, while the quarter-end spot rate was 41%. The combination of loan production, increased utilization rates, and a lower level of prepayments and payoffs translated into 12% annualized loan growth in the first quarter. Importantly, we were able to fund our loan growth with strong inflows of low-cost core deposits which increased 13% annualized.

With the first quarter's loan growth, we continue to drive a favorable shift in our mix of earning assets and as such, we anticipate an expansion in our net interest margin and higher levels of interest income as we move through the year in conjunction with the expected increase in the Fed funds rate. During the quarter, we were successful in terms of attracting new talent across the company that will support our growth and risk management objectives.

We are benefiting from our reputation as a high-performing organization and we were able to add quality talent that bring a level of sophistication, knowledge, and deep client relationships from larger regional and national banks. In keeping with our core value of continuous improvement, the talent we are adding is enabling us to expand and upgrade our capabilities in many areas of the company.

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Tuesday, April 26, 2022, 12:00 P.M. Eastern

Given the macroeconomic and geopolitical issues that intensified during the first quarter, our team has sharpened its focus on risk management. During the quarter, the Federal Reserve began what is widely expected to be one of the most rapid tightening cycles in decades that will occur simultaneously with a contraction of its balance sheet in an effort to address high inflation. In a relatively short period of time, risks to the economic outlook have increased, creating a more uncertain operating environment.

Our long track record of success and ability to build franchise value through varying cycles is attributable to the effective balance that we were able to display between profitable growth and risk management. While we have been adding new clients and customers and expanding existing relationships, we have been mindful of the potential for a changing environment. We've been taking proactive steps to position our balance sheet, to manage interest rate risk and mitigate the impact we may see from a potential deterioration in economic conditions.

The actions we have taken over the last few quarters include reducing the size and duration of the securities portfolio and increasing our liquidity with higher cash balances, maintaining strong levels of tangible common equity, growing total capital, and maintaining overall high levels of regulatory capital ratios, adding $1.2 billion of fixed to floating rate swaps, which increased our asset sensitivity, adding $600 million in low-cost term, FHLB advances, which reduced our interest rate risk, and making refinements to our CECL model to reflect our greater impact from supply chain disruption, inflationary pressures, and geopolitical unrest than what is reflected in Moody's current economic forecast. These actions reflect our commitment to prudent risk management and operating with a long-term perspective.

While some of these actions have had a short-term impact on earnings, they are helping us maintain important flexibility to capitalize on the opportunities that may arise from a variety of outcomes. With that, I'm going to turn the call over to Ron to provide a few more details on our first quarter results.

Ronald Nicolas
Thanks, Steve and good morning. For comparison purposes, the majority of my remarks are on a linked-quarter basis. Let's start with the income statement. Highlights for the first quarter included total revenue of $187.7 million as net interest income was $161.8 million, and non-interest income, $25.9 million. Pre-provision net revenue totaled $90.1 million or 1.72% of average assets. Non-interest expense in the first quarter was consistent with our prior expectations at $97.6 million and our efficiency ratio equaled 50.7%.

Lastly, asset quality remains favorable and at historically low levels. I will provide more detail on our ACL and asset quality later in my remarks. Net interest income decreased $8.9 million to $161.8 million, primarily due to a $2.6 million in lower interest income due to two less days in the first quarter, and nearly $5 million in lower loan-related prepayment fees and accretion income as loan prepayments fell 23% from the prior quarter. Our reported net interest margin came in at 3.41% for the quarter, and the core net interest margin narrowed five basis points to 3.33%, which included the impact of 6 basis points due to the aforementioned lower loan-related fees, partially offset by the favorable shift in our earning asset mix where we strategically reduced the size and duration of our securities portfolio to fund loan growth during the quarter. With the expectation for increases in the Fed funds rate, we would see incremental benefit in future quarters to the net interest income and net interest margin of $1.2 billion of notional overnight SOFR-based fixed-to-floating rate swaps.

As of March 31st, the fair value of these swaps amounted to $38.7 million. Looking ahead to the second quarter of 2022, we expect our core net interest margin to be in the range of 3.25% to 3.30%, excluding the potential benefit of the swaps. This includes the full quarter impact of the $600 million in FHLB term borrowings at a blended rate of 2.15%. Non-interest income of $25.9 million decreased $1.4 million from the prior quarter largely due to $1.5 million of lower security gains, and escrow fees decreased $560,000 as a result of seasonally higher transaction volumes in the fourth quarter compared to the first quarter. Going forward, we expect our non-interest income for the second quarter to be in the range of $23 (million) to $24 million excluding
Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

any security sales. Consistent with our expectations, non-interest expense was essentially flat at $97.6 million compared to $97.3 million in the fourth quarter. Salaries and benefits increased to $57 million reflecting a partial quarter impact of annual merit increases as well as higher payroll taxes.

Staffing overall increased to 1,577 employees as we continue to make strategic investments to hire key people, to support the business. Professional expense decreased $1.8 million due to the timing of certain legal and professional fees. Our non-interest expense should approximate $99 (million) to $100 million in the second quarter, reflecting the full quarter impact of higher compensation costs.

The first quarter provision for credit loss of $448,000 was driven principally by loan growth and the increasing uncertainty of downside macroeconomic risks due to higher inflation, increasing interest rates, and supply chain challenges.

Turning now to the balance sheet. First quarter results reflected both strong organic loan and deposit growth. Loan production for the quarter totaled $1.46 billion, an increase of 27% over the first quarter of 2021. Average loan balances increased $366 million, while average securities decreased $287 million.

The decrease in average securities was attributable to our actions to shorten duration and add liquidity to the balance sheet. Additionally, we moved approximately $642 million of available for sale securities to held-to-maturity during the quarter, bringing the total held-to-maturity portfolio to just under $1 billion.

On the funding side, we continue to grow non-interest-bearing deposits, which increased to 40.2% of total deposits, and our total cost of deposits remained unchanged at four basis points.

As noted, we added the $600 million in term FHLB borrowings to bolster liquidity and provided additional interest rate protection from projected higher interest rates, and increased cash balances by $505 million at quarter-end owing to the evolving environment. Our combined cash and securities portfolio represented just under 25% of total assets. Tangible book value decreased to $19.12 at March 31st, compared with $20.29 at December 31st.

With the higher interest rates, we had a $1.44 per share negative impact to tangible book value for the mark-to-market loss on our AFS portfolio. I'd like to note that all else being equal, these mark-to-market losses will accrete back to capital over time. Despite the AOCI loss, our tangible common equity to tangible assets ratio remained a solid 8.79% as of March 31st. Finally, from an asset quality standpoint, asset quality remains strong despite an increase in non-performing loans of $25.3 million related to a single credit where we believe we are well collateralized.

Non-performing assets overall remained at very low levels at 0.26% of total assets compared to 0.15% in the prior quarter. Net charge-offs totaled $446,000 for the quarter compared with a $1 million recovery in the prior quarter, and lastly, our allowance for credit losses ended the quarter at 1.34% and the total loss absorbing capacity comprised of the allowance plus the remaining fair value discount on acquired loans totaled $268.7 million at quarter end or 1.81% of loans held for investment. With that, I will hand it back to Steve.

Steven R. Gardner
Great. Thanks, Ron. I'll wrap up with a few comments about our outlook. We've seen positive trends to begin the year. Our clients have proven resilient and loyal as their businesses and investments continue to generate strong cash flow. Pacific Premier clients trust and value the relationships they have with our bankers and they look for us for innovative, technology-enabled products and services. Our loan pipeline remains strong at $2.1 billion, and we are experiencing strengthening line utilization rates, as well as lower prepayment and payout rates. However, we expect loan production to moderate over time as we have meaningfully increased new loan origination rates in recent weeks.

Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

Additionally, we anticipate that the operating environment which has changed quickly over the last quarter, may become more challenging as a result of the confluence of rapidly rising interest rates, high inflation, and the ongoing disruptions caused by geopolitical events. As always, we're being proactive, disciplined, and prudent as we think through these emerging risks and preparing for a variety of macroeconomic environments.

The current level of uncertainty creates a wider range of outcomes in what we expected at the beginning of the year. At this point, it's difficult to forecast the degree to which these challenges may impact loan demand and whether businesses and investors may delay their planned investments until there is greater clarity, but as always, we will maintain our disciplined pricing, structuring and underwriting of new credits as well as proactive portfolio management. The discipline is a key aspect to our approach that has enabled the organization to perform well through a variety of cycles.

Lastly, we will maintain our focus on delivering long-term value for our shareholders, clients, and the communities we serve. We believe with our nimble, technology-enabled business model, capital strength, and operating expertise, we are well-positioned to take advantage of organic and strategic growth opportunities to profitably expand our franchise.

That concludes our prepared remarks and we'd be happy to answer any questions. Vaishnavi, will you please open up the call for questions?

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time, you question has been addressed and you would like to withdraw your question, please press star (*), then two (2). At this time, we will pause momentarily to assemble our roster.

Our first question comes from David Feaster with Raymond James. Please go ahead.

David Feaster
Hey, good morning, everybody.

Steven R. Gardner
Morning.

Ronald Nicolas
Hi, David.

David Feaster
I just wanted to follow up on your commentary in the prepared remarks talking about adding talent in capitalizing on the disruption from some larger M&A. Just curious where you're seeing the most opportunities. Are there any segments or geographies where you're seeing more opportunity than others? And are you looking at potentially filling in some gaps in the footprint or entering new segments or verticals with some new hires?

Steven R. Gardner
There's a lot of questions there, David, let me try to cover the whole gamut. Generally, it's not geographic specific, it's throughout the markets we're operating in, and it's in a variety of roles, whether it's production, operations, credit, treasury management, or the like. Generally, we don't look to initiate or enter new market segments or lines of business through a de novo approach if you will or hiring of teams has just not what we've done with that return on investment, our experiences, it takes a long time and it's a high level of uncertainty. We've had far greater opportunities and success through acquiring, whether it's specialty lines of business, and of course, whole banks.

Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

David Feaster
Okay. That makes sense, and then just maybe touching on the fee income side, appreciate the $23 (million) to $24 million guidance. Just wanted to get some of the puts and takes there, especially with the trends that you're seeing on the trust side, just given the volatility in the markets, and then curious whether your guidance includes any adjustments on NSF for overdraft fees?

Steven R. Gardner
We have very little in the way of NSF overdraft fees in generally for a long period of time, very conservative in that respect, and I think as you know, very little of our deposit base is consumer related. I think that takes, Ron, and our guidance, it takes into consideration all the factors that we're seeing in the marketplace, and as we're thinking about how they will impact us herein and obviously that the guidance was for the second quarter but moving forward. From the trust side of the business, we have made some great progress and strides there. Well, I know I've talked about it quite a bit on how we spend time building the foundation to ensure operational excellence there. That has really come along over the last six months and during that period of time, have been building up the sales team and our outreach and meeting with clients, so we're certainly encouraged about the opportunities that that line of business presents to continue to grow it.

David Feaster
Okay, and then just wanted to follow up, too, on your commentary about being able to meaningfully increase new loan yields. Just curious if you could give us any color where you're seeing the most opportunity to push pricing? And then just how the competitive dynamics are on the pricing front, how new loan yields are trending, and whether you start to see more aggressiveness from the competitive landscape in terms of terms or structures?

Steven R. Gardner
It was mid, late part of Q1 that we began really in earnest moving up pricing that's continued. Some of our, as far as the competitive landscape and I don't know that I wouldn't necessarily quantify it as we moved pricing up because we saw opportunity was just a reality of what we were seeing, of course, occur on the yield curve, and so how we price credits in general. From a competitive standpoint, we've seen few of our competitors move pricing and but hey, if that works for them, so be it, for us, we're thinking about future impacts.

Look, we've got the Fed that is talking about and I think generally the markets are pricing in. As I mentioned, pretty aggressive rate increases over the remaining part of this year and coupled with a shrinking balance sheet of $95 billion a month that, although that hasn't been put in stone, that's the expectation here, beginning as early as May or June. We think that that is going to have an impact in the market. We don't know exactly how, but that's how we're thinking about it and that's what's driven us to really move pricing up and think even more so about overall risk management.

David Feaster
All right. I appreciate it. Thank you.

Steven R. Gardner
Certainly.

Operator
The next question comes from Matthew Clark with Piper Sandler, please go ahead.

Matthew Clark
Hey, good morning.

Steven R. Gardner
Morning.

Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

Matthew Clark
Maybe just starting with the uptick in non-accruals in that C & I relationship. Could you just give us a sense for what the situation is there, the resolution process, the type of business, expected loss? Sounds like there's some collateral there that's not fully covered.

Steven R. Gardner
Yeah. Any expected loss, we've already taken the charges on and as, Matthew, as you know, I think most folks, we move through problem credits fairly aggressively and that'll be the case here. I'd expect our team, they get it resolved if it's not this quarter, next quarter fully, and that approach that we take, the proactive approach serves us well. At this point, we're not seeing any degradation in cash flows in any segment. We're going to have like, I think anybody who extends credit, an occasional one-off situation and that's the case here.

Matthew Clark
Okay, and the type of business though, just I know it sounds one-off, but just curious.

Steven R. Gardner
It is – they're located in L.A. and they have a variety of business interest, so I'm not going to comment though specifically on it, and it’s not really related to any segment that we're seeing, any of the supply chain disruptions per se, or maybe some of the other challenges around commodity pricing.

Matthew Clark
Okay, and then maybe just moving to the reserve. Didn't come down as much as we might have thought, seems like part of that's the growing uncertainty in the economic environment, which is prudent, but is it fair to assume that we might stabilize above Day 1, or do you feel like we could still approach Day 1 CECL level?

Steven R. Gardner
That seems so long ago, that was pre-pandemic, pre-everything, that we're looking at 40-year highs in inflation, a Fed that’s going to tighten the fastest in decades, shrink the balance sheet, we've got lockdowns in China impacting supply chains, we have the war in Ukraine impacting commodities. I don't know that we’ve any sense of how all of this plays out from a reserve standpoint relative to the Day 1 CECL reserve level. So that's my high-level thoughts. I don't know, Ron, maybe you have some more specifics that you might like to add.

Ronald Nicolas
Steve, the only thing I would add is that I think you nailed it. It's very difficult to say what is normalized at this juncture, so I think it would be premature to even take a swag at it, so I like your answer.

Steven R. Gardner
Yeah, Matthew, I just to add to is that the way that we think about the ACL along with the credit discounts that we have to that loss absorbing capacity of 181 basis points is also a similar approach that we have in capital management and how we're thinking about our capital ratios and the composition of our capital. I think we're frankly in a great position, depending upon how the economy evolves over the next several quarters. We'll be able to take advantage of opportunities, and I like where we stand today.

Matthew Clark
Great, and then just on that point on capital, I would suspect that buyback is on hold for now, but maybe just confirm that and then just your latest trend in conversations with potential targets.

Steven R. Gardner
Sure. So, our approach to capital management and buybacks in particular has not changed. We've talked about the fact that historically we'd be opportunistic around buybacks, but that also factors in our outlook for the bank, for our portfolio, for the economy as a whole, so we'll continue to think about it, but we have that available to us and we certainly have very strong
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Tuesday, April 26, 2022, 12:00 P.M. Eastern

levels of capital. As far as conversations, we're having conversations, we're looking at and considering, and we’ve been for several quarters various opportunities.

I think what remains is true is similar to what I've said in the past is that ideally, we’re pursuing transactions that are going to move the needle and really add franchise value, and we take in consideration the current environment and how that might impact targets, and if it is going to really add to the franchise value, not only being financially accretive and attractive.

Matthew Clark
Great. Thank you.

Steven R. Gardner
Certainly.

Operator
Our next question comes from Chris McGratty with KBW. Please go ahead.

Christopher McGratty
Great. Thanks, Steve. Following up on Matt's question about capital, does the rapidly changing economic outlook, and also that rate outlook, make the economics of deals more challenging to get over the finish line, given the marks. Is that something that would prohibit kind of near-term consummation of the deal?

Steven R. Gardner
No. It is a factor of course, that we consider, Chris, and that we are looking at, and you certainly, of course, have to have a meeting of the minds of the two parties, the two boards, but that doesn't preclude it. We've always had our own perspective on maybe what the value of an entire franchise is, and we obviously, we place nearly all the value on the liability composition of that institution, the deposit base, and what is the extent of the relationships, and then figuring out what the marks are, whether it's a credit mark or interest rate mark is to a certain extent it's just math. Obviously, the volatility in the equity markets and with all banks. For some, maybe make it more challenging, but I've told folks that, look, we've bought institutions when we were trading below 120 of tangible book, and we've bought institutions when we've been trading it 2.5 times, or high singled PE multiples or mid-teen PE multiples.

It's all relative to the market and really ultimately, from the way that we think about it, can you put the two institutions together and create greater value and returns or the combined shareholder bases over a period of time than either institution would have done on their own, and that's how we think about it.

Christopher McGratty
That's great. Great color. If I could, one more on deposits, that's been a hot topic this quarter, you obviously had nice growth. I guess the question would be given the commercial nature of the balance sheet, have you done any kind of analysis that would potentially identify a sliver of the book that might be higher risk of either flight or beta that might move off over the next couple of quarters as the Fed unwinds?

Steven R. Gardner
One, I would think that it's hard to know exactly what's going to transpire for the entire industry, but given our deposit base and it is predominantly relationship-based with business owners, our belief and at least history, and we actually have a slide in the investor deck that I mentioned and referenced about our deposit beta, at least in the last tightening cycle how it behaved, and we certainly think that over the years we continue to solidify and strengthen the relationships with our business owners.

If I think about a particular segment, we don't do a lot, but we have a little bit in municipal deposits. I don't know, Ron, if you have your number -- I think it's around $500 million or less. They tend to be maybe a little bit more price sensitive, and given the fact that we're also really
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Tuesday, April 26, 2022, 12:00 P.M. Eastern

sensitive to pricing, meaning we're not going to move it up much, it’s potential that they find somebody else, but we know that's probably available to them today. We know there's institutions out there offering higher pricing already. Ron, I don't know. Do you have that number?

Ronald Nicolas
Yes, Steve, you're spot on. It's about $500 million and your characterization of that is spot on. The only other thing I would add, Chris, is that when we model, of course, we do our internal modeling here, you talked about doing the analysis, the segment analysis. We do model deposit betas higher than what we've actually experienced as highlighted on Slide 19 in the investor deck, and also, we do show a little bit of negative migration, in other words, coming out of the non-interest bearing to the interest-bearing.

So, we think it's prudent to model it in that respect and into some of the things that Steve highlighted earlier in his prepared comments, take a more prudent approach to the risk management and actions in that, so you see a lot of our actions are driven by trying to be very thoughtful and analytical in terms of the way we model this.

Christopher McGratty
That's great. Thank you very much both of you.

Operator
Our next question comes from Andrew Terrell with Stephens. Please you go ahead.

Andrew Terrell
Hey, good morning.

Steven R. Gardner
Hi, good morning.

Ronald Nicolas
Good morning.

Andrew Terrell
Steve, I know you guys have been very disciplined in historical underwriting. I know you've pulled back some in the past when things don't make as much sense in the market. We would love to just hear any kind of thoughts on, I guess, what portfolios, if any, you're watching more closely right now and then just given the macro backdrop, any appetite to pull back the reins a little bit or just any color there would be helpful?

Steven R. Gardner
Are we watching any portfolio more so? No, not really. We're watching them all real closely, but that has historically been our approach. We have not pulled back or changed materially any of our underwriting analysis. The folks that we look to bank we're looking for the whole relationship and for good solid businesses, and investors that have a track record of managing the business and/or assets pretty conservatively. We've always been a cash flow underwriter. We're not loan-to-value. I know that a lot of folks like to focus on it. We reported, but that is not never has been our focus. That has always been on the existing cash flows, the quality, the durability of those cash flows in a variety of environments, and that's something that we're going to continue to monitor. When I commented around the potential for moderation in new loan activity, I just think about it, that if rates have moved as much as they have and that we have that that has the potential to moderate activity.

It will be great if it doesn't and the economy continues to expand at the pace that it did, we're very well-positioned to take advantage of that, but it would seem to me that with this kind of higher rates that we're looking at, that that's got to put a damper on, at least maybe the refinance activity that takes place. We're seeing that to an extent in the slowdown of the prepayments and the payoff rates in the portfolio.

Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

Andrew Terrell
That's really helpful, I appreciate it. If I can maybe over to Ron, the core NIM guidance for the second quarter, I think it was 325 to 330, excluding the potential benefit of the swaps. How many rate hikes do you have embedded within that core NIM guidance, if any?

Ronald Nicolas
For right now, we've got the, let's see, we've got the two rate hikes that are projected here in May and June in there, and of course, the addition again of the full quarter impact of the FHLB, which is about six basis points on a linked-quarter basis to the core NIM, so you've got the two hikes in there, one in May and one in June. So those are partial benefits with the full quarter impact of the fixed term FHLB.

Andrew Terrell
Yeah, and okay, just to clarify - the FHLB was fixed rate?

Ronald Nicolas
Yes. Yes, that is correct - 2.15%

Andrew Terrell
Okay.

Steven R. Gardner
It was layered over a two-year period.

Ronald Nicolas
Yep.

Andrew Terrell
Okay. Perfect. Thank you both for taking my questions.

Steven R. Gardner
You're welcome.

Operator
Our next question comes from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning. Steve, you talked about kind of the liquidity build in the quarter ending the quarter cash -- cash flow volumes a little over $800 million, and total securities were down, your combined AFS and held-to-maturity. How are you thinking about kind of cash flows off the securities portfolio from here in terms of building a little more liquidity, or would you expect to reinvest those cash flows?

Steven R. Gardner
I think we'd expect to begin to -- to reinvest those cash flows, Gary, but we do -- we are thinking about how things are going to play out, not only as the Fed raises rates as they do, as Ron said, we have this meeting coming up here in early May, another meeting in June and July, and simultaneously with that, that they begin to contract the balance sheet, and I think from our standpoint, we're thinking about how does this play out? How does it impact the industry? How does the industry respond and then in turn, how does that impact us and our clients and the like? So at some point we're certainly going to – we’re looking at it as we speak, but I think that as you can hear at the tone of our voice and as we've talked about it, there is a level of uncertainty and we think it's prudent to be maintaining higher levels of liquidity capital and the like and reserves in this environment until we get a little bit better clarity here, and so that's how we're thinking about it.

Gary Tenner
Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern

Okay, got it, make sense for sure. In terms of the quarterly cash flows of the portfolio, Ron, could you give us a sense of kind of where do you expect it to be that is the next quarter or two?

Ronald Nicolas
Yeah. The portfolio cash flow is probably in the neighborhood of about $80 million to $100 million, a little over $100 million a quarter of the securities portfolio.

Gary Tenner
I'm sorry, per quarter or per month?

Ronald Nicolas
Per quarter.

Gary Tenner
Per quarter. Okay. Thank you, and just a follow-up. On the swaps, was the entire $1.2 billion added here in the first quarter, or was there any portion of that that was already outstanding at year-end?

Ronald Nicolas
No. That was, Gary, that was layered in in the last six months of 2012 in three different tranches, if you will, back in July, again in October and again in December, and that's also on a laddered basis, as well, so we feel we're in a very good position there.

Steven R. Gardner
It is just to clarify that, that's 2021 and -- you may have heard 2012.

Ronald Nicolas
I'm sorry, 2021.

Gary Tenner
Okay. That's all helpful. Thank you.

Steven R. Gardner
Yup.

Operator
This concludes the question-and-answer session. I would like to turn the conference back over to Steve Gardner for any closing remarks.

CONCLUSION

Steven R. Gardner
Very good. Thank you. I'd also -- before I end the call here, we'd also like to note that we recently published our inaugural corporate social responsibility report to highlight the impact that our teams are having in so many different areas and that report is available on our website, and thank you again all for joining us. We look forward to talking to you at the end of the second quarter.

Operator
The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.
Pacific Premier Bancorp, Inc.
Tuesday, April 26, 2022, 12:00 P.M. Eastern